                                    FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934


      Date of Report  (Date of earliest event reported):    July 16, 1996



                                 METROCALL, INC.
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                     0-21924                  54-1215634
- -----------------------------  ------------------------    -------------------
(State or other jurisdiction   (Commission File Number)       (IRS Employer
of incorporation)                                          Identification No.)


                6677 Richmond Highway, Alexandria, Virginia  22306
- --------------------------------------------------------------------------------
                    (Address of principal executive offices)

      Registrant's telephone number, including area code:  (703) 660-6677


                                 Not Applicable
                        -----------------------------
         (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITIONS OR DISPOSITIONS OF ASSETS

Parkway Paging, Inc.

         On July 16, 1996, Metrocall, Inc. ("Metrocall" or the "Company") completed a transaction pursuant to which the Company acquired substantially all of the assets of Parkway Paging, Inc. ("Parkway") for approximately $28.0 million, including $22.7 million cash and the assumption of substantially all Parkway's liabilities of $5.3 million. The acquisition of Parkway adds approximately 140,000 subscribers to Metrocall's customer base. These customers and the related infrastructure are located throughout the State of Texas, primarily concentrated in the Dallas/Ft. Worth market. The transaction will be accounted for as a purchase for financial reporting purposes.

         In connection with the acquisition, the Company refinanced approximately $5.2 million of indebtedness assumed in the Parkway transaction under its existing credit facility.

         Parkway operates multi-regional paging and wireless messaging networks in the United States, primarily in the State of Texas. The primary assets of Parkway include transmission equipment, subscriber paging units and licenses issued by the Federal Communications Commission.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS

Financial Statements

Report of Hutton, Patterson & Company, Independent Public Accountants
Balance Sheets, December 31, 1995 and 1994 and March 20, 1996 and 1995 Statements of Income and Retained (Deficit) Earnings for the years ended
  December 31, 1995, 1994 and 1993 and the quarters ended March 20, 1996 and
  1995
Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993 and the quarters ended March 20, 1996 and 1995
Notes to Financial Statements

Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Financial Data
Unaudited Pro Forma Condensed Combined Balance Sheets as of March 31, 1996 Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1995
Unaudited Pro Forma Condensed Combined Statements of Operations for the three month period ended March 31, 1996
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Exhibits

Consent of Hutton, Patterson & Company, Independent Public Accountants

                    [HUTTON, PATTERSON & COMPANY LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Parkway Paging, Inc.
Plano, Texas

     We have audited the balance sheets of Parkway Paging, Inc. as of December 31, 1995 and 1994, and the related statements of income and retained (deficit) earnings and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parkway Paging, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

Hutton, Patterson & Company

February 13, 1996
  (except for Note M, as to
  which the date is June 18, 1996)
Dallas, Texas

                              PARKWAY PAGING, INC.

                                 BALANCE SHEETS
             DECEMBER 31, 1995 AND 1994 AND MARCH 20, 1996 AND 1995

                                                                                                          UNAUDITED
                                                                                                          (NOTE M)
                                                                                                   -----------------------
                                                                                                   MARCH 20,    MARCH 20,
                                                                            1995         1994         1996         1995
                                                                         ----------   ----------   ----------   ----------
                                    ASSETS
CURRENT ASSETS
  Cash (Note A)......................................................... $    7,103   $  516,984   $  (17,233)  $  659,055
  Accounts receivable (Note A)..........................................    628,473      511,094      877,522      685,124
  Inventory (Note A)....................................................    403,879      704,530      920,640      427,536
  Notes receivable, current (Notes B & J)...............................      9,920       22,032       10,120       19,276
  Other receivables.....................................................     35,885       14,125       23,937          500
  Prepaid taxes (Note I)................................................     56,477      122,818       56,477      122,818
  Deferred income tax asset (Note I)....................................    105,722       66,605      105,722       66,605
  Prepaid expenses......................................................        631       31,821       24,987           --
                                                                         ----------   ----------   ----------   ----------
         TOTAL CURRENT ASSETS...........................................  1,248,090    1,990,009    2,002,172    1,980,914
                                                                         ----------   ----------   ----------   ----------
PAGERS HELD FOR LEASE OR SALE (net of accumulated depreciation of
  $292,203 and $440,511 at December 31, 1995 and 1994, respectively)
  (Notes A, F & G)......................................................    257,349      180,956      245,579      161,725
                                                                         ----------   ----------   ----------   ----------
PROPERTY AND EQUIPMENT (net of accumulated depreciation) (Notes A, C, F
  & G)..................................................................  3,078,019    2,515,488    2,839,069    2,621,602
OTHER ASSETS
  Long-term notes receivable (Notes B & J)..............................     57,613       67,023       54,497       64,617
  Deferred income tax asset (Note I)....................................     17,102       13,078       17,102       13,078
  Other (Note D)........................................................     18,748       36,284       14,114       32,050
                                                                         ----------   ----------   ----------   ----------
         TOTAL OTHER ASSETS.............................................     93,463      116,385       85,713      109,745
                                                                         ----------   ----------   ----------   ----------
                                                                         $4,676,921   $4,802,838   $5,172,533   $4,873,986
                                                                         ==========   ==========   ==========   ==========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable...................................................... $   77,573   $  313,811       96,213       59,942
  Deferred revenue (Note A).............................................    706,473      761,335    1,122,301      870,038
  Accrued and other liabilities (Note E)................................     92,738      107,804       85,521       29,636
  Current maturities of notes payable (Note G)..........................    256,351      183,199      240,363       23,793
  Current maturities of obligations under capital leases (Note F).......  2,149,708    1,544,712    2,237,240    1,439,996
                                                                         ----------   ----------   ----------   ----------
         TOTAL CURRENT LIABILITIES......................................  3,282,843    2,910,861    3,781,638    2,423,405
                                                                         ----------   ----------   ----------   ----------
LONG-TERM DEBT
  Notes payable (Note G)................................................    419,943      236,109      366,345      606,707
  Obligations under capital leases (Note F).............................    813,288    1,407,689      803,216    1,301,259
                                                                         ----------   ----------   ----------   ----------
         TOTAL LONG-TERM DEBT...........................................  1,233,231    1,643,798    1,169,561    1,907,966
                                                                         ----------   ----------   ----------   ----------
         TOTAL LIABILITIES..............................................  4,516,074    4,554,659    4,951,199    4,331,371
                                                                         ----------   ----------   ----------   ----------
COMMITMENTS AND CONTINGENCIES (Notes H, K and L)........................         --           --           --           --
STOCKHOLDERS' EQUITY (Note L)
  Common stock (10,000,000 shares authorized, 24,398 shares issued and
    outstanding, $1.00 par).............................................     24,398       24,398       24,398       24,398
  Additional paid-in capital............................................    364,602      364,602      364,602      364,602
  Retained (deficit) earnings...........................................   (228,153)    (140,821)    (167,666)     153,615
                                                                         ----------   ----------   ----------   ----------
         TOTAL STOCKHOLDERS' EQUITY.....................................    160,847      248,179      221,334      542,615
                                                                         ----------   ----------   ----------   ----------
                                                                         $4,676,921   $4,802,838   $5,172,533   $4,873,986
                                                                         ==========   ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                              PARKWAY PAGING, INC.

              STATEMENTS OF INCOME AND RETAINED (DEFICIT) EARNINGS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                 AND THE QUARTERS ENDED MARCH 20, 1996 AND 1995

                                                                                                         UNAUDITED
                                                                                                         (NOTE M)
                                                                                                ---------------------------
                                                                                                 MARCH 20,       MARCH 20,
                                                   1995            1994            1993            1996            1995
                                                -----------     -----------     -----------     -----------     -----------
REVENUES
  Service, rent and maintenance revenues......  $ 7,403,225     $ 5,218,774     $ 4,216,416     $ 1,646,473     $ 1,556,958
  Product sales...............................    2,344,026       1,909,991       1,433,461         485,570         391,780
                                                -----------     -----------     -----------     -----------     -----------
                                                  9,747,251       7,128,765       5,649,877       2,132,043       1,948,738
  Cost of products sold (Note A)..............   (2,261,776)     (1,892,906)     (1,265,761)       (324,750)       (377,989)
                                                -----------     -----------     -----------     -----------     -----------
                                                  7,485,475       5,235,859       4,384,116       1,807,293       1,570,749
                                                -----------     -----------     -----------     -----------     -----------
OPERATING EXPENSES
  Service, rent and maintenance...............    2,329,764       1,674,627       1,068,198         583,453         428,477
  Selling.....................................    1,113,808         712,554         412,138         221,066         242,887
  General and administrative..................    2,541,642       1,710,251       1,422,447         534,179         353,109
  Depreciation and amortization...............    1,153,896         929,069         899,433         325,116         199,947
                                                -----------     -----------     -----------     -----------     -----------
                                                  7,139,110       5,026,501       3,802,216       1,663,814       1,224,420
                                                -----------     -----------     -----------     -----------     -----------
INCOME FROM OPERATIONS........................      346,365         209,358         581,900         143,479         346,329
                                                -----------     -----------     -----------     -----------     -----------
OTHER
  (Loss) gain on disposal (Note A)............      (71,683)        (65,748)             --           7,000              --
  Interest expense (net of interest income of
    $9,278, $15,591 and $9,923 at December 31,
    1995, 1994 and 1993, respectively.........     (405,155)       (359,299)       (332,166)        (89,992)        (51,894)
                                                -----------     -----------     -----------     -----------     -----------
                                                   (476,838)       (425,047)       (332,166)        (82,992)        (51,894)
                                                -----------     -----------     -----------     -----------     -----------
NET (LOSS) INCOME BEFORE BENEFIT (PROVISION)
  FOR FEDERAL INCOME TAXES AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE....     (130,473)       (215,689)        249,734          60,487         294,435
BENEFIT (PROVISION) FOR FEDERAL INCOME TAXES
  (Note I)....................................       43,141          69,297         (78,025)             --              --
                                                -----------     -----------     -----------     -----------     -----------
NET (LOSS) INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE..............      (87,332)       (146,392)        171,709          60,487         294,435
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE (Note I)..........................           --              --          51,996              --              --
                                                -----------     -----------     -----------     -----------     -----------
NET (LOSS) INCOME.............................      (87,332)       (146,392)        223,705          60,487         294,435
RETAINED (DEFICIT) EARNINGS, beginning........     (140,821)          5,571        (218,134)       (228,153)       (140,821)
                                                -----------     -----------     -----------     -----------     -----------
RETAINED (DEFICIT) EARNINGS, ending...........  $  (228,153)    $  (140,821)    $     5,571     $  (167,666)    $   153,615
                                                ===========     ===========     ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                              PARKWAY PAGING, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                 AND THE QUARTERS ENDED MARCH 20, 1996 AND 1995

                                                                                                         UNAUDITED
                                                                                                         (NOTE M)
                                                                                                  -----------------------
                                                                                                  MARCH 20,     MARCH 20,
                                                         1995           1994          1993          1996          1995
                                                      -----------     ---------     ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.................................  $   (87,332)    $(146,392)    $ 223,705        60,487       294,435
  Adjustments to reconcile net (loss) income to net
    cash provided by operating activities
    Depreciation and amortization...................    1,153,896       929,069       899,433       325,116       199,948
    Deferred federal income tax credit..............      (43,141)      (69,297)      (10,385)           --            --
    Loss (gain) disposal............................       71,683        65,748            --        (7,000)           --
    Changes in assets and liabilities
      (Increase) decrease in accounts receivable....     (117,379)       21,090      (457,525)     (249,049)     (174,030)
      Decrease (increase) in inventory..............      300,651      (496,661)     (170,169)     (516,761)      276,994
      Increase in other receivables.................      (21,760)      (10,036)       (4,089)       11,948        13,625
      Decrease (increase) in prepaid taxes..........       66,341       (43,600)      (79,218)           --            --
      Decrease (increase) in prepaid expenses.......       31,190       (31,821)           --       (24,356)       31,821
      (Increase) decrease in pagers held for lease
        or sale (Note A)............................     (145,073)       51,454        13,729           193        19,231
      (Increase) decrease in deposits...............       (1,001)       (1,600)        5,102            --          (401)
      (Decrease) increase in accounts payable.......     (236,238)      236,733        41,597        18,640      (253,869)
      (Decrease) increase in deferred revenue.......      (54,862)      340,250       367,480       415,828       108,703
      (Decrease) increase in accrued and other
        liabilities.................................      (15,066)       14,745        39,036        (7,217)      (78,168)
                                                      -----------     -----------   -----------   -----------   -----------
  Net cash flows provided by operating activities...      901,909       859,682       868,696        27,829       438,289
                                                      -----------     -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Receipts on notes receivable......................       21,522        25,875        15,425         2,916         5,162
  Purchases of property and equipment...............   (1,325,894)     (782,849)     (272,445)      (69,955)     (301,429)
  Proceeds on sale of fixed assets..................       20,000            --            --         7,000            --
                                                      -----------     -----------   -----------   -----------   -----------
  Net cash flows used in investing activities.......   (1,284,372)     (756,974)     (257,020)      (60,039)     (296,265)
                                                      -----------     -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Additional obligations under capital leases for
    inventory.......................................    1,693,215     2,071,434     1,315,616       787,415        44,169
  Payments on obligations under capital leases......   (2,077,619)   (1,637,112)   (1,466,779)     (709,955)     (255,315)
  Proceeds from bank loans..........................      511,475            --            --            --            --
  Payments on notes payable.........................     (254,489)     (281,302)     (270,186)      (69,586)      211,193
                                                      -----------     -----------   -----------   -----------   -----------
  Net cash flows (used in) provided by financing
    activities......................................     (127,418)      153,020      (421,349)        7,874            47
                                                      -----------     -----------   -----------   -----------   -----------
NET (DECREASE) INCREASE IN CASH.....................     (509,881)      255,728       190,327       (24,336)      142,071
CASH, beginning.....................................      516,984       261,256        70,929         7,103       516,984
                                                      -----------     -----------   -----------   -----------   -----------
CASH, ending........................................  $     7,103     $ 516,984     $ 261,256     $ (17,233)    $ 659,055
                                                      ===========     ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
    Interest........................................  $   417,258     $ 378,351     $ 334,307     $  91,176     $  54,526
                                                      -----------     -----------   -----------   -----------   -----------
    Income taxes....................................  $        --     $  43,600     $ 115,632     $      --     $      --
                                                      ===========     ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
    Acquisitions of pagers held for lease or sale
      and property and equipment through capital
      leases (Note F)...............................  $   395,000     $ 237,498     $ 767,574     $ 787,415     $  44,169
                                                      ===========     ===========   ===========   ===========   ===========
    Acquisitions of property and equipment through
      notes payable (Notes G & J)...................  $        --     $      --     $  53,300     $      --     $      --
                                                      ===========     ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                              PARKWAY PAGING, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Parkway Paging, Inc. (the Company) was formed on May 7, 1991, and incorporated in the state of Texas. Operations began on October 1, 1991. The Company was formed for the purpose of providing air time, leasing, wholesale and retail sales of pagers and pager repairs and service in the Dallas-Fort Worth Metroplex. During the year ended December 31, 1993, the Company expanded its services to include long distance and additional voice messaging services. The Company also purchased a tandem telephone switch which enabled the addition of the long distance service and will allow the Company to expand into the cellular telephone market and Local Exchange Carrier (LEC) billing.

     As discussed below, the Company acquired operations through an acquisition and merger of related companies. Parkway Communications, Inc. was formed in 1983 and has served the cellular, specialized mobile radio (SMR) and paging markets since its inception. In 1989, Parkway Communications, Inc. leased its assets to Parkway Paging I, Ltd. Prior to the merger, as described below, Parkway Communications, Inc. sold its cellular and SMR business to concentrate on the paging industry.

     The Company purchased the assets of Parkway Paging I, Ltd. (a partnership) through the issuance of 19,200 shares of common stock and the assumption of liabilities on October 1, 1991. The assets purchased were recorded at their estimated fair value at October 1, 1991, under the purchase method of accounting in accordance with generally accepted accounting principals. The value of the liabilities assumed and stock issued exceeded the estimated fair value of the assets by $71,665. This excess was recorded as goodwill.

     On October 1, 1991, the Company also affected a merger with Parkway Communications, Inc. and Business Paging, Inc. through the exchange of stock. The stockholders of Parkway Communications, Inc. and Business Paging, Inc. received 4,800 shares of stock in the Company in exchange for their stock in these two corporations. The assets, liabilities and equity of Parkway Communications, Inc. and Business Paging, Inc. were recorded at the book value as stated in the financial statements of these two corporations at September 30, 1991, under the pooling of interests method as prescribed under generally accepted accounting principals.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance are charged to expense as incurred. Upon retirement of equipment, the cost and the related accumulated depreciation are removed from

                              PARKWAY PAGING, INC.

NOTE A -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) the accounts. Depreciation and amortization are computed using straight-line and accelerated methods based on the following estimated useful lives:

            Broadcast equipment....................................   3 to 15 years
            Pagers held for lease or sale..........................         3 years
            Alpha dispatch equipment...............................         5 years
            Pager repair equipment.................................         7 years
            Office equipment.......................................   3 to 10 years
            Leaseholds.............................................   7 to 39 years
            Automobiles............................................         5 years

  Reserve for Doubtful Accounts

     The Company's policy is to expense accounts receivable of doubtful collectibility after 75 days. Therefore, no reserve is provided.

  Inventory

     Inventory consists of pagers specifically purchased for resale and pager parts utilized for repair of damaged pagers. Inventory is stated at the lower of cost or market; cost being determined principally by use of the average-cost method.

  Pagers Held for Lease or Sale

     The Company purchases specific brands of pagers which are primarily leased to customers. These pagers are capitalized and depreciated in accordance with the Company's depreciation policies as described above. Although the majority of these pagers are leased, some are sold. Upon the sale of pagers, the cost of pagers and the related accumulated depreciation are removed from the accounts and the net book value is charged to costs of products sold. The proceeds on the sales of such pagers is included in product sales. The cost of pagers sold is removed from pagers held for lease or sale on a last-in-first-out basis. During the year ended December 31, 1994, the Company recorded the disposal of obsolete, missing and fully depreciated pagers. The loss on disposal totalled $65,748. During the year ended December 31, 1995, additional disposals were recorded resulting in a loss of $73,979.

  Intangible Assets

     Intangible assets consist of organization costs and goodwill. A portion of the goodwill is attributable to the purchase of Parkway Paging I, Ltd. as discussed previously. The remainder resulted from Parkway Communications, Inc. transactions and was transferred to the Company during the merger. All intangible assets are amortized over five years on a straight-line basis.

  Deferred Revenue

     Certain customers of the Company pay for services in advance. These advance payments are deferred and recognized as revenue when earned. During the year ended December 31, 1993, the Company purchased a new billing system which allows the Company to bill on the 20th of each month for the subsequent month's services. The Company records these advance billings as deferred revenue when billed and recognizes them as revenue in the month for which the services are to be provided. Advance payments for service are not refundable.

                              PARKWAY PAGING, INC.

NOTE A -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Cash

     The Company maintains operating cash accounts with a financial institution in excess of federally insured limits. The amount that would be at risk in the event the institution is unable to continue business was $270,451 at December 31, 1995.

NOTE B -- NOTES RECEIVABLE

     Notes receivable consist of the following at December 31:

                                                                    1995        1994
                                                                   -------     -------
        Procom, Inc., receivable in monthly installments of
          $1,365, including interest at 13%, final payment due
          9/17/95................................................  $    --     $12,872
        Abner, Inc., receivable in monthly installments of
          $1,244, including interest at 8%, final payment due
          7/11/01
          (Note J)...............................................   67,533      76,183
                                                                   -------     -------
                                                                    67,533      89,055
        Current portion..........................................    9,920      22,032
                                                                   -------     -------
                                                                   $57,613     $67,023
                                                                   =======     =======

     These notes receivable were acquired as a result of the business combinations described in NOTE A. Both arose in the ordinary course of business.

NOTE C -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                                     1995           1994
                                                                  ----------     ----------
    Broadcast equipment.........................................  $5,379,692     $4,069,529
    Alpha dispatch equipment....................................      41,398         73,502
    Pager repair equipment......................................      89,681         73,080
    Office equipment............................................     505,520        414,772
    Leaseholds..................................................     243,201        140,859
    Automobiles.................................................      13,615          2,042
                                                                  ----------     ----------
                                                                   6,273,107      4,773,784
      Less accumulated depreciation and amortization............   3,195,088      2,258,296
                                                                  ----------     ----------
                                                                  $3,078,019     $2,515,488
                                                                  ==========     ==========

                              PARKWAY PAGING, INC.

NOTE D -- OTHER ASSETS

     Other assets consist of the following at December 31:

                                                                        1995        1994
                                                                       -------     -------
    Goodwill.........................................................  $88,765     $88,765
    Less accumulated amortization....................................   75,447      57,697
                                                                       -------     -------
                                                                        13,318      31,068
                                                                       -------     -------
    Organization costs...............................................    3,927       3,927
    Less accumulated amortization....................................    3,207       2,421
                                                                       -------     -------
                                                                           720       1,506
                                                                       -------     -------
    Deposits.........................................................    4,710       3,710
                                                                       -------     -------
                                                                       $18,748     $36,284
                                                                       =======     =======

NOTE E -- ACCRUED AND OTHER LIABILITIES

     Accrued and other liabilities consist of the following at December 31:

                                                                       1995         1994
                                                                      -------     --------
    Sales tax payable...............................................  $34,193     $ 57,222
    Interest payable................................................   15,321       18,146
    Payroll taxes payable...........................................    3,659        8,602
    Accrued payroll.................................................   36,091       21,624
    Customer deposits held..........................................      586          850
    Excise/use tax payable..........................................    2,888        1,360
                                                                      -------     --------
                                                                      $92,738     $107,804
                                                                      =======     ========

NOTE F -- OBLIGATIONS UNDER CAPITAL LEASES

     The Company is obligated under various capital leases which were incurred in the acquisition of pagers and other property and equipment. The following is a schedule, by years, of future minimum lease payments under capital leases with the present value of the net minimum lease payments:

        1996.............................................................  $2,346,744
        1997.............................................................     639,409
        1998.............................................................     183,297
        1999.............................................................      66,296
        2000.............................................................      49,790
                                                                           ----------
        Net minimum lease payments.......................................   3,285,536
        Less amount representing interest................................     322,540
                                                                           ----------
        Present value of net minimum lease payments......................   2,962,966
        Less current portion.............................................   2,149,708
                                                                           ----------
                                                                           $  813,288
                                                                            =========

                              PARKWAY PAGING, INC.

NOTE F -- OBLIGATIONS UNDER CAPITAL LEASES -- (CONTINUED)
     The Company held the following assets under capital leases at December 31:

                                                                     1995           1994
                                                                  ----------     ----------
    Pagers......................................................  $  375,953     $  256,751
    Broadcast equipment.........................................   1,274,329      1,085,592
    Pager repair equipment......................................      14,608         14,608
                                                                  ----------     ----------
                                                                   1,664,890      1,356,951
    Less accumulated depreciation...............................   1,016,323        697,431
                                                                  ----------     ----------
                                                                  $  648,567     $  659,520
                                                                  ==========     ==========

     In addition, the Company assumed capital leases related to pagers and broadcast equipment acquired in the business combinations described in Note A. Consequently, specific assets acquired subject to capital leases were not identified. The net book value of pagers and broadcast equipment acquired in the business combinations was $170,767 and $268,611 at December 31, 1995 and 1994, respectively. All assets acquired under capital leases are presented in the accompanying balance sheet as property and equipment and pagers held for lease or sale.

NOTE G -- NOTES PAYABLE

     Notes payable consist of the following at December 31:

                                                                       1995         1994
                                                                     ---------    ---------
    Note payable due in monthly installments of $2,917 through
      6/6/97, with a final payment of $2,938 due on 7/6/97, plus interest at 8.75%, secured by equipment and stockholder's
      certificates of deposit and stock............................    $55,417      $87,500
    Note payable due in monthly installments of $937 through
      6/6/95, with a final payment of $879 due on 7/6/95, plus
      interest at 8.75%, secured by equipment and stockholder's
      certificates of deposit and stock............................         --        5,560
    Note payable due in monthly installments of $6,667 through
      6/6/95, with a final payment of $6,715 due on 7/6/95, plus interest at 8.75%, secured by equipment and stockholder's
      certificates of deposit and stock............................         --       40,000
    Note payable due in monthly installments of $4,924 through
      1/15/00, with a final payment of $4,968 due 2/15/00, plus
      interest at 10.5%, secured by equipment and stockholder's
      certificate of deposit and stock.............................    246,229           --
    Note payable due in monthly installments of $3,600 through
      3/15/00, with a final payment of $3,632 due 4/15/00, plus
      interest at 10.5%, secured by equipment and stockholder's
      certificate of deposit and stock.............................    187,200           --
    Note payable due in monthly installments of $3,333 through
      6/17/97, plus interest at 7.25%, secured by stockholder's
      certificates
      of deposit...................................................     60,134      100,134
    Note payable, Shareholder, due in monthly installments of
      $2,084, including interest at 12%, maturing 6/26/97 (NOTE J),
      unsecured....................................................     38,973       53,786

                              PARKWAY PAGING, INC.

                                                                       1995         1994
                                                                     ---------    ---------
NOTE G -- NOTES PAYABLE -- (CONTINUED)
    Note payable, Shareholder, due in monthly installments of
      $1,335, including interest at 12%, maturing 9/17/95 (Note J),
      unsecured....................................................         --       11,433
    Note payable, Shareholder, due in monthly installments of
      $2,224, including interest at 12%, maturing 11/21/97 (Note
      J),
      unsecured....................................................     45,014       65,418
    Note payable, Shareholder, due in monthly installments of
      $1,112, including interest at 12%, maturing 12/27/97 (Note
      J),
      unsecured....................................................     26,074       33,486
    Note payable, Shareholders, due in five annual installments beginning 1/1/94, including interest at 10% (Note J),
      unsecured....................................................     17,253       21,991
                                                                     ---------    ---------
                                                                       676,294      419,308
    Less current maturities........................................    256,351      183,199
                                                                     ---------    ---------
                                                                      $419,943     $236,109
                                                                      ========     ========

     Maturities of notes payable over the next five years are as follows:

                1996..............................................  $256,351
                1997..............................................   193,322
                1998..............................................   108,602
                1999..............................................   102,295
                2000..............................................    15,724
                                                                    --------
                                                                    $676,294
                                                                    ========

     The Company established a line of credit during the year ended December 31, 1995, providing for maximum borrowings of $300,000. Interest is due at the bank's stated prime plus 1%. The line of credit is guaranteed by certain shareholders who are officers of the Company. At December 31, 1995, there were no draws on the line of credit.

NOTE H -- COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under noncancellable operating leases. At December 31, 1995, the Company was obligated under these leases as follows:

                1996..............................................  $315,664
                1997..............................................   223,435
                1998..............................................   166,249
                1999..............................................    85,485
                2000..............................................    32,573
                Thereafter........................................        --
                                                                    --------
                                                                    $823,406
                                                                    ========

     Rental expense under operating leases was $543,433, $358,312 and $279,427 for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company purchases pagers from three major suppliers. A significant portion are purchased from NEC (Note J). However, due to competition and technological advances, management believes that the

                              PARKWAY PAGING, INC.

NOTE H -- COMMITMENTS AND CONTINGENCIES -- (CONTINUED) failure of any of these suppliers to perform on future purchase agreements would have no materially adverse effect on the Company.

NOTE I -- FEDERAL INCOME TAXES

     Effective January 1, 1993, the Company adopted Financial Accounting Standard No. 109. The cumulative effect of the adoption was the recognition of a deferred tax asset in the amount of $51,996 which resulted from net operating losses available to offset taxable income. The related deferred tax credit is included in net income for the year ended December 31, 1993. The utilization of these net operating losses resulted in a reduction of the deferred tax asset during 1993. The temporary differences giving rise to the deferred tax asset consist of net operating losses and limitations on the deductibility of goodwill for tax purposes. For book purposes, goodwill is amortized over five years, for tax purposes, goodwill is amortized over fifteen years.

     The Company acquired $235,394 of net operating losses available to offset future tax liabilities in the merger with Business Paging, Inc. (Note A). A portion of these losses was utilized in 1991 and 1992. During the year ended December 31, 1993, the Company used the remaining $118,531 of net operating losses acquired.

     The deferred tax asset consists of the following at December 31:

                                                                    1995        1994
                                                                  --------     -------
        Current-net operating loss..............................  $105,722     $66,605
        Noncurrent-goodwill amortization........................    17,102      13,078
                                                                  --------     -------
                                                                  $122,824     $79,683
                                                                  ========     =======

     No valuation allowance has been provided because based upon the weight of available evidence it is more likely than not that the deferred tax asset will be realized.

     The benefit (provision) for federal income taxes at December 31, consists of the following:

                                                        1995        1994         1993
                                                       -------     -------     --------
        Taxes currently payable......................  $    --     $    --     $(82,642)
        Deferred
          Cumulative effect of adoption of SFAS
             109.....................................       --          --      (51,996)
          Goodwill amortization......................    4,024       2,692       10,385
          Net operating loss.........................   39,117      66,605       46,228
                                                       -------     -------     --------
                                                       $43,141     $69,297     $(78,025)
                                                       =======     =======     ========

     The Company made estimated tax payments of $43,600 during the year ended December 31, 1994, and had alternative minimum tax credits from December 31, 1992 and 1993, of $26,779 and $29,698, respectively. In addition, overpayments of $22,851 for the year ended December 31, 1993, were applied to 1994 taxes. Due to a net operating loss of $197,193 for federal income tax purposes, there were no federal income taxes due at December 31, 1994. This resulted in an overpayment of $122,818. Of this balance, $56,477 represented alternative minimum tax credits which may be applied against regular tax in future years when regular tax exceeds alternative minimum tax. These credits may be carried forward indefinitely. These credits remain available at December 31, 1995. The Company has net operating losses available to offset future taxable income of $310,949 which begin to expire in 2009. Due to the significant change in ownership subsequent to year end (NOTE L), the availability of these net operating losses is severely limited by the Internal Revenue Code. The extent of the limitation has not been determined.

                              PARKWAY PAGING, INC.

NOTE J -- RELATED PARTY TRANSACTIONS

     The Company has notes payable to Ray Windle and Windle & Windle, shareholders, as described in Note G. At December 31, 1994, the Company owed Ray Windle and Windle & Windle $119,204 and $44,919, respectively. At December 31, 1995, the balances were $83,987 and $26,074, respectively. The Company also has a note payable to a group of shareholders as described in Note G. The balance at December 31, 1995 and 1994, was $17,253 and $21,991, respectively. All loans from shareholders relate to the acquisition of property and equipment and the business acquisitions described in Note A.

     George Bush, president of the Company, owned a building which was leased to the Company. Rent of $56,292 was paid to George Bush during 1993. During the year ended December 31, 1994, Mr. Bush sold the building to another entity, 1200 Commerce, which is owned by various shareholders of the Company. Rent of $23,455 was paid to George Bush during 1994. For the years ended December 31, 1995 and 1994, rent of $83,890 and $36,764 was paid to 1200 Commerce.

     Shareholders of the Company own 100% of Abner, Inc. The Company paid Abner, Inc. $74,280 in rental for radio towers during 1995. Rental of $68,280 was paid to Abner, Inc. for each of the years ended December 31, 1994 and 1993. In addition, the Company held a note receivable from Abner, Inc. in the amount of $67,533 and $76,183 at December 31, 1995 and 1994, respectively, as discussed in Note B.

     Several shareholders of the Company are officers of NEC. During the years ended December 31, 1995, 1994 and 1993, the Company purchased pagers and parts from NEC totalling approximately $1,852,748, $1,906,000 and $987,000, respectively. In addition, the Company owed NEC $2,039,690 and $1,786,676 for obligations under capital leases at December 31, 1995 and 1994, respectively.

     The Company also sells pagers to an agent who is a director of the Company. During the year ended December 31, 1995 and 1994, total sales to this agent were $630,809 and $345,335, respectively. Sales in prior years were insignificant.

NOTE K -- RETIREMENT PLAN

     Effective September 1, 1995, the Company adopted a 401(k) Pension and Profit Sharing Plan (the Plan) covering substantially all of its employees. Under the provisions of the Plan, employees may contribute up to 10% of their gross wages. The Company may make discretionary contributions to the Plan, but has elected not to do so for the year ended December 31, 1995.

NOTE L -- SUBSEQUENT EVENT

     Subsequent to December 31, 1995, the Company entered into an agreement of merger with Metrocall, Inc. and PPI Acquisition Corp. The agreement provides that as of the date of closing, all issued and outstanding shares of the Company common stock shall be converted in the aggregate into the right to receive cash and shares of Metrocall, Inc. common stock. The purchase price includes payment of a liability equivalent to 5% of the net proceeds of the merger, as calculated by the Board of Directors of the Company, to certain officers of the Company.

NOTE M -- UNAUDITED FINANCIAL STATEMENTS

     The balance sheets of Parkway Paging, Inc. as of March 20, 1996 and 1995, and the related statements of income and retained earnings and cash flow for the quarters then ended have been prepared by the Company without audit. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the quarters ended March 20, 1996 and 1995, are not necessarily indicative of the results that may be expected for the full year.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following pro forma condensed combined balance sheet gives effect to the Parkway Acquisition as if it had occurred on March 31, 1996. The unaudited pro forma condensed combined statements of operations for the three month period ended March 31, 1996 and for the year ended December 31, 1995, give effect to the Parkway Acquisition as if it had occurred on January 1, 1995. The purchase price was adjusted in the accompanying pro forma statements based upon Parkway's financial performance for the three month period ended March 31, 1996. Accordingly, the actual consideration paid by Metrocall was different.

The Parkway Acquisition will be accounted for by the purchase method of accounting. The purchase price has been allocated on a preliminary basis to the assets to be acquired based upon the estimated value of such assets. The final allocation of intangible assets will be based upon appraised values.

This information should be read in conjunction with the notes included herein, the Metrocall Consolidated Financial Statements, and the Parkway Financial Statements (include herewith). The unaudited pro forma condensed combined financial data do not purport to represent what the combined company's results of operations or financial position actually would have been had such transaction and event occurred on the dates specified, or to project the combined company's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management of Metrocall believes are reasonable. In the opinion of management of Metrocall, all adjustments have been made that are necessary to present the unaudited pro forma condensed combined data.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)


                                    ASSETS

                                                           HISTORICAL                               PRO FORMA
                                                  ---------------------------       PRO FORMA        COMBINED
                                                    METROCALL     PARKWAY(A)       ADJUSTMENTS       COMPANY
                                                  ----------      -----------      -----------      ---------
CURRENT ASSETS:
   Cash, cash equivalents and short term
     investments                                    $115,150         $ -              $(24,645)       $  90,505
    Accounts receivable, net                           9,345            902                -             10,247
    Inventory                                         -                 920               (920) (C)        -
    Prepaid expenses and other current assets          1,750            197                -              1,947
                                                   ---------        -------          ---------        ---------
                   Total current assets              126,245          2,019            (24,645)         102,699

PROPERTY AND EQUIPMENT, NET                           82,955          3,085                920  (C)      86,960

INTANGIBLES, net                                     127,802           -                34,920  (D)     162,722

OTHER ASSETS                                             292             86                (26) (E)         352
                                                   ---------        -------          ---------        ---------
                   Total Assets                     $337,294         $5,190           $ 10,249         $352,733
                                                   =========        =======          =========        =========


                     LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES:
      Current maturities of long-term obligations   $    260         $2,478            $(2,478) (F)    $    260
      Accounts payable and accrued expenses           21,046            199                493  (G)      21,738
      Deferred revenues and subscriber deposits        2,561          1,122                -              3,683
                                                   ---------        -------          ---------        ---------
                    Total current liabilities         23,867          3,799             (1,985)          25,681

 LONG-TERM OBLIGATIONS                               153,735          1,170              2,478  (F)     157,383

 DEFERRED INCOME TAXES                                11,642           -                 9,977  (H)      21,619

 MINORITY INTEREST                                       501           -                   -                501
                                                   ---------        -------          ---------        ---------
                   Total liabilities                 189,745          4,969             10,470          205,184

 TOTAL STOCKHOLDER'S EQUITY                          147,549            221               (221) (I)     147,549
                                                   ---------        -------          ---------        ---------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $337,294         $5,190            $10,249         $352,733
                                                   =========        =======          =========        =========



           See accompanying notes A-L to this unaudited statement.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                HISTORICAL                              PRO FORMA
                                                      ---------------------------       PRO FORMA        COMBINED
                                                        METROCALL      PARKWAY(A)       ADJUSTMENTS       COMPANY
                                                      ------------    -----------     --------------  -------------
SERVICE, RENT AND MAINTENANCE REVENUE                 $  92,160          $7,403         $   -           $ 99,563

PRODUCT SALES                                            18,699           2,344             -             21,043
                                                      ---------         -------         -------        ---------
                   Total revenues                       110,859           9,747             -            120,606

NET BOOK VALUE OF PRODUCTS SOLD                         (15,527)         (2,262)            -            (17,789)
                                                      ---------         -------         -------        ---------
                                                         95,332           7,485             -            102,817

SERVICE, RENT AND MAINTENANCE EXPENSE                    27,258           2,330             -             29,588

SELLING, MARKETING, GENERAL AND ADMINISTRATIVE           40,303           3,655             -             43,958

DEPRECIATION AND AMORTIZATION                            31,504           1,153           2,594  (J)      35,251

OTHER                                                     2,050            -                -              2,050
                                                      ---------         -------         -------        ---------
                   Total operating expenses             101,115           7,138           2,594          110,847
                                                      ---------         -------         -------        ---------

(LOSS) INCOME FROM OPERATIONS                            (5,783)            347          (2,594)          (8,030)

INTEREST EXPENSE AND OTHER, net                         (10,522)           (477)           (204) (K)     (11,203)
                                                      ---------         -------         -------        ---------
                   (Loss) income before taxes           (16,305)           (130)         (2,798)         (19,233)

BENEFIT FOR TAXES                                           595              43             871  (L)       1,509
                                                      ---------         -------         -------        ---------
                   (Loss) income before
                      extraordinary item
                                                        (15,710)            (87)         (1,927)         (17,724)

EXTRAORDINARY ITEM                                       (4,392)           -                -             (4,392)
                                                      ---------         -------         -------        ---------
                   Net (loss) income                  $ (20,102)         $  (87)        $(1,927)        $(22,116)
                                                      =========         =======         =======        =========

NET LOSS PER COMMON SHARE BEFORE EXTRAORDINARY
  ITEM                                                $   (1.34)                                          $(1.52)

EXTRAORDINARY ITEM, net of income tax benefit             (0.38)                                           (0.38)
                                                      ---------                                        ---------
NET LOSS PER SHARE                                    $   (1.72)                                           (1.90)
                                                      ---------                                        ---------
SHARES USED IN COMPUTING NET LOSS PER SHARE              11,668                                           11,668
                                                      =========                                        =========





           See accompanying notes A-L to this unaudited statement.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                HISTORICAL                                PRO FORMA
                                                        ---------------------------       PRO FORMA        COMBINED
                                                          METROCALL      PARKWAY(A)       ADJUSTMENTS      COMPANY
                                                        ------------    -----------     --------------  ------------
SERVICE, RENT AND MAINTENANCE REVENUE                      $23,750         $1,646          $  -            $25,396

PRODUCT SALES                                                6,189            486             -              6,675
                                                         ---------        -------         ------          --------
                   Total revenues                           29,939          2,132             -             32,071

NET BOOK VALUE OF PRODUCTS SOLD                             (4,650)          (325)            -             (4,975)
                                                         ---------        -------         ------          --------
                                                            25,289          1,807             -             27,096

SERVICE, RENT AND MAINTENANCE EXPENSE                        8,193            583             -              8,776

SELLING, MARKETING, GENERAL AND ADMINISTRATIVE              10,375            755             -             11,130

DEPRECIATION AND AMORTIZATION                               11,491            325            649  (J)       12,465
                                                         ---------        -------         ------          --------
                   Total operating expenses                 30,059          1,663            649            32,371
                                                         ---------        -------         ------          --------
(LOSS) INCOME FROM OPERATIONS                               (4,770)           144           (649)           (5,275)

INTEREST EXPENSE AND OTHER, net                             (2,855)           (83)           (51) (K)       (2,989)
                                                         ---------        -------         ------          --------
                   Net income (loss) before taxes           (7,625)            61           (700)           (8,264)

(PROVISION) BENEFIT FOR TAXES                                  (64)           -              218  (L)          154
                                                         ---------        -------         ------          --------
                   Net income (loss)                       $(7,689)        $   61          $(482)          $(8,110)
                                                         =========        =======         ======          ========
NET LOSS PER SHARE                                         $ (0.53)                                        $ (0.55)
                                                         =========                                        ========
SHARES USED IN COMPUTING NET LOSS PER SHARE                 14,626                                          14,626
                                                         =========                                        ========





           See accompanying notes A-L to this unaudited statement.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS


(A) Historical Parkway financial statements are as of March 20, 1996, for the 11 week period ending March 20, 1996, and the year-ended December 31, 1995.

(B) Reflects estimated cash payments to Parkway shareholders of approximately $24.6 million after adjustment for liabilities assumed.

(C) Reflects the reclassification of pagers held for resale or future rental, from inventory to furniture and equipment to conform accounting practices to those of Metrocall.

(D) Reflects fair values assigned to intangible assets acquired which consist of the following (in thousands):

                    FCC license                       $17,460
                    Subscriber lists                    7,483
                    Goodwill                            9,977
                                                      -------
                                                      $34,920
                                                      =======

(E) Reflects primarily the deferred tax asset of Parkway for which no value has been assigned in the pro forma statements.

(F) Reclassifies current maturities of long-term obligations to noncurrent pursuant to the terms of Metrocall s financing arrangements.

(G) Reflects estimated accruals for costs of closing acquired duplicate facilities, and estimated severance for planned terminations of acquired employees.

(H) The Parkway Acquisition is structured as a stock purchase. The deferred income tax liability represents the tax effect of the difference between the amounts allocated to assets acquired and their tax basis.

(I)      Adjusts for the historical equity amounts of Parkway.

(J) Reflects incremental depreciation and amortization based upon the preliminary allocation of depreciable and amortizable assets and assumed useful lives of 5 years for subscriber lists and 25 years for FCC licenses and goodwill.

(K) Represents the estimated incremental interest at a rate of 8.25 percent that would have been incurred assuming that Parkway was acquired on January 1, 1995.

(L) Represents the tax benefit resulting from the amortization of acquired intangibles for Parkway assuming an effective income tax rate of 40 percent.

                                   SIGNATURES


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.




                                        METROCALL, INC.



                                        /s/  Vincent D. Kelly
                                        -----------------------------------
                                        Vincent D. Kelly
                                        Chief Financial Officer, Treasurer
                                        and Vice President

Date:  August 13, 1996





                                      3